SEC File Number: 0-24768


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(Check One):      Form 10-K        Form 20-F        Form 11-K    |X|  Form 10-Q
                  Form N-SAR       Form N-CSR

                  For Period Ended:       March 31, 2005
                                   ------------------------------------
                  [   ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For the Transition Period Ended:
                                                   -----------------------------


  Read attached instruction sheet before preparing form. Please print or type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:__________________________________
________________________________________________________________________________


PART I -- REGISTRANT INFORMATION

Full Name of Registrant:            RAMP CORPORATION

Former Name if Applicable:

Address of Principal Executive Office (Street and number):  33 Maiden Lane

City, state and zip code:    New York, New York 10038

PART II -- RULES 12B-25(B) AND (C)

If  the   subject   report   could  not  be  filed   without
unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
 [X] following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

SEE ATTACHMENT A.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

           Ronald Munkittrick             212               440-1575
           ------------------             ---               --------
                (Name)                (Area Code)      (Telephone Number)

                                                                 YES    No
(2)      Have all  other  periodic  reports  required  under
         Section 13 or 15(d) of the Securities  Exchange Act     [X]
         of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                                 YES    No
(3)      Is it anticipated  that any  significant  change in
         results of operations from the corresponding period            [X]
         for the last fiscal year will be reflected by the earnings statements to be included in |X| the subject report or portion thereof?


         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

--------------------------------------------------------------------------------
                                Ramp Corporation
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                By:  /s/ Ronald Munkittrick
Date  May 17, 2005                   -------------------------------------------
      ----------------------         Ronald Munkittrick, Chief Financial Officer
                                     and Principal Accounting Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

--------------------------------------------------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                                  ATTACHMENT A

PART III -- NARRATIVE

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report for the period ended March 31, 2005 because its auditors have not yet completed their review of the quarterly financial statements due to the number and complexity of certain financing and other transactions entered into by the Registrant in the first quarter of 2005 and the completion of the Registrant's own internal review. The Registrant's auditors are finalizing the review of the financial statements, and the Registrant is finalizing its own internal review, and it is anticipated that the Form 10-Q Quarterly Report, together with the financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Form 10-Q.